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*FOR IMMEDIATE RELEASE*


                  CENTRAL BANCOMPANY, INC. AGREES TO ACQUIRE
                             FULTON BANCORP, INC.


      Fulton, Missouri (May 18, 1999) -- Fulton Bancorp, Inc. (Nasdaq: FTNB) today announced that it has entered into an Agreement and Plan of Merger with Central Bancompany, Inc. pursuant to which Central would acquire Fulton Bancorp for cash. Under the terms of the merger agreement, each share of Fulton Bancorp common stock would be exchanged for $19.15 in cash.

      Central will pay a total of approximately $31.7 million to acquire all of the outstanding shares of Fulton Bancorp. This represents approximately 1.25 times book value at March 31, 1999 and 29.6 times earnings for the 12 months ended March 31, 1999 for Fulton Bancorp.

      Central Bancompany is a bank holding company based in Jefferson City, Missouri. Central operates a total of 82 banking offices in Missouri through 13 banks and one trust company.

      Fulton Bancorp is the savings and loan holding company for Fulton Savings Bank, F.S.B. Fulton Savings operates one office in Fulton and one office in Holts Summit, Missouri and specializes in mortgage and consumer lending. At March 31, 1999, Fulton Bancorp had total assets of $117.8 million, total deposits of $72.2 million and total stockholders' equity of $25.4 million.

      Central intends to merge Fulton Savings with its subsidiary, The Central Trust Bank and to operate Fulton Savings' two offices as branches of Central Trust.

      "We are extremely pleased to be joining the Central family," said Kermit
D. Gohring, President and Chief Executive Officer of Fulton Bancorp. "Central has established itself as a premier Missouri-based financial institution. With Central, our customers will have even more products and services to choose from and will still enjoy the community banking approach they have enjoyed at Fulton Savings."

      "Fulton Bancorp has a great franchise that will compliment our operations in the Jefferson City - Columbia area," said Robert M. Robuck, Vice Chairman of the Board of Central. "We look forward to building on Fulton Bancorp's long history of banking excellence and providing our new customers with a complete line of financial products."

      The merger is subject to the approval of the shareholders of Fulton Bancorp and to the receipt of all required regulatory approvals. The transaction is expected to close in the fourth quarter of 1999.



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For further information contact:

Kermit D. Gohring
President and CEO
Fulton Bancorp, Inc.
(573) 642-6618

Robert M. Robuck
Vice Chairman of the Board
Central Bancompany, Inc.
(573) 634-1197